                                                                     EXHIBIT 5.1

                                 August 9, 1999

Genus, Inc.
1139 Karlstad Drive
Sunnyvale, CA 94086

                  RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:


                  We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Genus, Inc., a California corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about August 9, 1999, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the, 1991 Incentive Stock Option Plan, as amended, and the 1989 Employee Stock Purchase Plan, as amended (the "Plans"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

                  It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati